As filed with the Securities Exchange Commission on June 1, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana	20-5340628
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 (225) 248-7600
(Address of principal executive officers and zip code)

BUSINESS FIRST BANCSHARES, INC. 2006 STOCK OPTION PLAN

business first BANCSHARES, INC. 2017 equity incentive plan

 (Full title of the plan)

David R. (“Jude”) Melville III

President and Chief Executive Officer

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801

(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lowell W. Harrison, Esq.

John T. Wilson, Jr., Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

(512) 583-5900

(512) 583-5940 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non−accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $1.00 per share	795,080	$10.52 (2)	$8,364,241 (2)	$1,041.35
Common stock, par value $1.00 per share	489,948	$23.25 (3)	$11,391,291 (3)	$1,418.22
Total Registration Fee	1,285,028		$19,755,532	$2,459.57
(1)

This registration statement covers the following shares of common stock of the registrant: (i) 795,080 shares of common stock issuable upon the exercise of outstanding time-based options granted prior to the date hereof under the Business First Bancshares, Inc. 2006 Stock Option Plan, or the 2006 Plan, and (ii) 489,948 shares of common stock reserved for issuance under the Business First Bancshares, Inc. 2017 Equity Incentive Plan, or the 2017 Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant's common stock on The Nasdaq Global Select Market on May 29, 2018, less the weighted average exercise price of the stock options outstanding under the 2006 Plan of $12.73.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant's common stock on The Nasdaq Global Select Market on May 29, 2018.

EXPLANATORY NOTE

Business First Bancshares, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 795,080 shares of common stock issuable upon the exercise of outstanding time-based options granted prior to the date hereof under the Business First Bancshares, Inc. 2006 Stock Option Plan (the “2006 Plan”), and (ii) 489,948 shares of common stock reserved for issuance pursuant to grants or options under the Business First Bancshares, Inc. 2017 Equity Incentive Plan (the “2017 Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants as required by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, Louisiana 70801, Attention: Corporate Secretary, telephone number (225) 248-7600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement:

1.          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 that was filed with the Commission on March 21, 2018;

2.          The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 that was filed with the Commission on May 11, 2018;

3.          The Registrant’s Current Reports on Form 8-K filed on January 3 (as amended by our Current Report on Form 8-K/A filed on February 15, 2018), February 15, March 16, March 23, and May 22, 2018 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules); and

3.         The description of the Registrant’s common stock contained in its registration statement on Form 8-A (File No. 001-38447) filed with the Commission pursuant to Section 12 of the 1934 Act, on April 4, 2018, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold at the time of such amendment.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act, or LBCA, governs indemnification of directors and officers of a corporation. In general, the LBCA provides that we may indemnify each of our current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, we may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, we have the power to obtain and maintain insurance with respect to any person who is or was acting on our behalf, regardless of whether we have the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, we maintain directors’ and officers’ liability insurance.

 Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit our right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

 Our amended and restated articles of incorporation and amended and restated bylaws generally require that we indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, our amended and restated articles of incorporation also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.

 The foregoing is only a general summary of certain aspects of Louisiana law and our amended and restated articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and our amended and restated articles of incorporation, which is incorporated by reference into this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

The Registration Rights Agreements incorporated by reference into this registration statement also obligate the selling shareholders to indemnify our directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of exhibits under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 9.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on the 31st day of May, 2018.

business first bancshares, inc.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David R. Melville, III as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 31, 2018.

Signature		Title	Date

By:	/s/ David R. Melville, III	President, Chief Executive Officer and Director	May 31, 2018
	David R. Melville, III	(Principal Executive Officer)

By:	/s/ Gregory Robertson	Chief Financial Officer	May 31, 2018
	Gregory Robertson	(Principal Financial and Accounting Officer)

By:	/s/ Lloyd Benny Alford	Director	May 31, 2018
Lloyd Benny Alford

By:	/s/ Jack E. Byrd, Jr.	Director	May 31, 2018
Jack E. Byrd, Jr.

By:	/s/ John Graves	Director	May 31, 2018
John Graves

By:	/s/ Robert S. Greer, Jr.	Chairman of the Board	May 31, 2018
Robert S. Greer, Jr.

Signature		Title	Date

By:	/s/ David L. Laxton, III	Director	May 31, 2018
David L. Laxton, III

By:	/s/ Rolfe Hood McCollister, Jr.	Director	May 31, 2018
Rolfe Hood McCollister, Jr.

By:	/s/ Andrew D. McLindon	Director	May 31, 2018
Andrew D. McLindon

By:	/s/ Patrick E. Mockler	Director	May 31, 2018
Patrick E. Mockler

By:	/s/ David A. Montgomery, Jr.	Director	May 31, 2018
David A. Montgomery, Jr.

By:	/s/ Arthur Price	Director	May 31, 2018
Arthur Price

By:	/s/ Fayez K. Shamieh	Director	May 31, 2018
Fayez K. Shamieh

By:	/s/ C. Stewart Slack	Director	May 31, 2018
C. Stewart Slack

By:	/s/ Kenneth Smith	Director	May 31, 2018
Kenneth Smith

By:	/s/ Thomas Everett Stewart, Jr.	Director	May 31, 2018
Thomas Everett Stewart, Jr.

By:	/s/ Steven White	Director	May 31, 2018
Steve White

By:	/s/ Robert Yarborough	Director	May 31, 2018
Robert Yarborough

EXHIBIT INDEX

NUMBER	DESCRIPTION

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-4, filed November 12, 2014 (SEC File No. 333-200112)).

5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP*

23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1)*

23.2	Consent of Hannis T. Bourgeois, LLP*

23.3	Consent of Heard, McElroy & Vestal, LLC*

24.1	Power of attorney (included on signature page)

99.1

Business First Bancshares, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014 (File No. 333-200112)).

99.2

Amendment No. 1 to the 2006 Stock Option Plan, dated December 17, 2007 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014 (File No. 333-200112)).

99.3

Form of Incentive Stock Option Award Agreement under 2006 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014 (File No. 333-200112)).

99.4

Form of Incentive Stock Option Award Agreement (As Amended), under 2006 Stock Option Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014 (File No. 333-200112)).

99.5	Form of Amendment to Stock Option Award Agreement under 2006 Stock Option Plan*

99.6

Business First Bancshares, Inc. 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 21, 2018 (SEC File No. 333-200112)).

99.7	Form of Restricted Stock Award Agreement under 2017 Equity Incentive Plan*

______________________
* Filed herewith.